Exhibit 10.16

Compensatory Arrangements for Named Executive Officers

We are an “at will” employer and do not provide written employment agreements to any of its employees (except for change of control contracts for senior officers). Employees, including NEOs, receive: (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., the Qualified Defined Benefit Plan (“DB Plan”); the Qualified Defined Contribution Plan (“DC Plan”); the Nonqualified Defined Benefit Component of the Amended and Restated Supplemental Executive Retirement Defined Benefit and Defined Contribution Benefit Equalization Plan (“DB BEP”), the Nonqualified Defined Contribution Component of the Amended and Restated Supplemental Executive Retirement Defined Benefit and Defined Contribution Benefit Equalization Plan (“DC BEP”), and the Nonqualified Deferred Incentive Compensation Plan (“NDICP”); and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, fitness club reimbursement and severance pay.

An additional benefit offered to all officers who are at Vice President rank or above, is a physical examination every 18 months.

The annual base salaries for the NEOs are as follows (in whole dollars):

	2018 (1)	2017 (2)

José R. González	$920,000	$875,000
Kevin M. Neylan	$515,048	$484,751
Melody Feinberg	$425,000	$—
G. Robert Fusco	$411,601	$398,645
Paul B. Héroux	$423,382	$410,055

(1)                                 Figures represent salaries approved by our Board of Directors for the year 2018.

(2)                                 Figures represent salaries approved by our Board of Directors for the year 2017.

* M. Feinberg was promoted to CRO on March 1, 2017 and was not an NEO in 2016.

A performance-based merit increase program exists for all employees, including NEOs that have a direct impact on base pay. Generally, employees receive merit increases on an annual basis. Such merit increases are based upon the attainment of a performance rating of “Outstanding,” “Exceeds Requirements,” or “Meets Requirements” achieved on individual performance evaluations. Merit guidelines are determined each year and distributed to managers. These guidelines establish the maximum merit increase percentage permissible for employee performance during that year. In November of 2017, the C&HR Committee determined that merit-related officer base pay increases for 2017 would be 2.5% for officers rated ‘Meets Requirements’; 3.25% for officers rated ‘Exceeds Requirements’; and 4.25% for officers rated ‘Outstanding’ for their performance in 2017.

More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K.